Global Payments to Acquire Ezidebit, a Leading Payments Technology Company in Australia and New Zealand, Expanding its Presence in Asia Pacific

ATLANTA and BRISBANE, September 15, 2014 -- Global Payments Inc. (NYSE: GPN), one of the largest worldwide providers of payment solutions, announced today that it has entered a definitive agreement to acquire Ezi Holdings Pty Ltd (Ezidebit). Founded in 1998, Ezidebit is a leading integrated payments company focused on recurring payments verticals in Australia and New Zealand.  Similar to Accelerated Payment Technologies and PayPros, Ezidebit markets its products through a network of integrated software vendors and direct channels to numerous vertical markets.
“The acquisition of Ezidebit aligns well with our worldwide strategy to enter new, attractive payments markets and supports our growth initiatives with a technology-based, direct distribution player,” said Global Payments’ Chief Executive Officer, Jeffrey S. Sloan. "This partnership with Ezidebit's talented management team leverages our multinational footprint, allows us to capitalize on opportunities across integrated payments globally and expands our business in the fast-growing Asia Pacific region."
Charlie Holland, CEO of Ezidebit, added, “We are thrilled to be joining the Global Payments team. The combination of Global Payments’ technology and integrated payments expertise with Ezidebit’s market leading position in integrated and recurring payment solutions will position the company well for growth and expansion in the region.”
Under the terms of the agreement, Global Payments will acquire Ezidebit for AU$305 million. The transaction is expected to close during the second quarter of Global Payments’ 2015 fiscal year, subject to receipt of regulatory approvals in Australia and the satisfaction of customary closing conditions. For the partial year of fiscal 2015, Global Payments expects the transaction to contribute approximately US$25 million in revenues and to be slightly additive to total company cash operating margins. Additionally, it is anticipated that the transaction will be modestly accretive on a cash earnings basis for fiscal 2015 and dilutive to fiscal 2015 GAAP earnings per share.

About Global Payments
Global Payments Inc. (NYSE: GPN) is a leading provider of payment services for merchants, value added resellers, financial institutions, government agencies, multi-national corporations and independent sales organizations located throughout North America, South America, Europe and the Asia-Pacific region.  Global Payments, a Fortune 1000 company, offers a comprehensive line of solutions and services for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management.  Visit www.globalpaymentsinc.com for more information about the company and its services.

About Ezidebit
Founded in 1998 and based in Brisbane, Ezidebit is the largest Australian non-bank merchant acquirer and integrated technology-enabled payment solutions company, and has grown to become a market leader in recurring payment solutions across Australia and New Zealand. Ezidebit focuses on enabling Australian and New Zealand merchants to process payments efficiently through a variety of means, including direct debit, BPAY and eCommerce payment solutions. Ezidebit focuses on specific vertical market segments, such as recurring payments, including childcare and health and fitness.

This announcement and comments made by Global Payments' management may contain certain forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including revenue and earnings estimates and management’s expectations regarding future events and developments, are forward-looking statements and are subject to significant risks and uncertainties. Important factors that may cause actual events or results to differ materially from those anticipated by such forward-looking statements include our ability to safeguard our data; increased competition from non-traditional competitors; our ability to update our products and services in a timely manner; potential systems interruptions or failures; software defects or undetected errors; our ability to maintain Visa and MasterCard registration and financial institution sponsorship; our reliance on financial institutions to provide clearing services in connection with our settlement activities; our potential failure to comply with card network requirements; increased attrition of merchants, referral partners or independent sales organizations; our ability to increase our share of existing markets and expand into new markets; unanticipated increases in chargeback liability; increases in credit card network fees; changes in laws, regulations or network rules or interpretations thereof; foreign currency exchange and interest rate risks; political, economic and regulatory changes in the foreign countries in which we operate; future performance, integration and conversion of acquired operations; loss of key personnel; and other risks detailed in our SEC filings, including the most recently filed Annual Report on Form 10-K. We undertake no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Investor contact: investor.relations@globalpay.com	Media contact: media.relations@globalpay.com
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